CONSENT OF INDEPENDENT AUDITORS

The Board of Trustees and Shareholders
Putnam Global Growth Fund:

We consent to the use of our reports dated December 3, 2001 for Putnam Global Growth Fund incorporated herein by reference and to the references to our firm under the caption "Independent Accountants and Financial Statements" in the Statement of Additional Information and appendices B and C attached thereto.

/s/ KPMG LLP


KPMG LLP
Boston, Massachusetts
May 3, 2002